Exhibit 21.1

SUBSIDIARIES

(1) Barfresh, Inc., a Nevada corporation, wholly owned subsidiary

(2) Barfresh Corporation, Inc., a Delaware corporation, wholly owned subsidiary

(3) Arps Dairy, Inc., an Ohio corporation, wholly owned subsidiary